PRESS RELEASE
FOR IMMEDIATE RELEASE
WESTWOOD ONE
ANNOUNCES RESIGNATION OF
CHUCK BORTNICK AS
CHIEF OPERATING OFFICER
New York, NY – April 13, 2006 - Westwood One (NYSE: WON) announced today that Chuck Bortnick has elected to resign as Chief Operating Office of Westwood One to become the Vice President/General Manager of New York sports radio station WFAN-AM.
Mr. Bortnick joined Metro Networks in 1993 after 17 years on the station side of the business, serving in executive management positions at Metro including President and Chief Operating Officer. After the merger of Metro Networks and Westwood One in 1999, as President and Chief Operating Officer of the Metro Networks/Shadow Broadcasting division of Westwood One, Bortnick led the integration of two competing traffic organizations into one cohesive media platform. Mr. Bortnick has served as Chief Operating Officer of Westwood One since 2002, expanding the Company’s overall portfolio of programming, including its partnerships with Accu-Weather, Associated Press, CNN-TV and Weather Central.
“Chuck has been instrumental in Westwood One’s and Metro Networks’ daily operations for more than thirteen years,” said Peter Kosann, Westwood One President and Chief Executive Officer. “He has been a key part of our executive team, helping guide the Company through periods of rapid growth and change. We thank Chuck for his many contributions and look forward to working with Chuck both as a customer and a friend of Westwood One.”
“I have had a wonderful and exciting 13 year run as a member of the Westwood One and Metro Networks family,” said Bortnick. “I am extremely excited to return to the station side of the radio business and for the challenges that await me at America’s biggest sports radio station. I look forward to continuing my relationship with Westwood One in my new role.”
Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by CBS Radio.
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Westwood One
Press Contact: Peter Sessa
212.641.2053
peter_sessa@westwoodone.com